                                                                   EXHIBIT 10.12


                              EMPLOYMENT  AGREEMENT

                                    between

             WALTER J. GILL and NETWORK EQUIPMENT TECHNOLOGIES, INC.


This is an Agreement (the "Agreement") between NETWORK EQUIPMENT TECHNOLOGIES, INC., located at 800 Saginaw Drive, Redwood City, California 94063, on behalf of itself and its successors, officers, directors, employees, subsidiaries and affiliates (collectively referred to as the "Company" or "N.E.T."); and Walter
J. Gill, on behalf of himself, his representatives, heirs, and any successors, partnerships, owned or controlled corporations (collectively referred to as the "Gill").

Whereas, Walter J. Gill has been and continues to be a substantial contributor to N.E.T.'s success and possesses knowledge, information, contacts and skills concerning N.E.T.'s business and its current and prospective markets, all of which are and will continue to be of significant benefit to N.E.T.

Now, therefore, the parties agree as follows:

1. FULL-TIME EMPLOYMENT. Walter J. Gill will continue to serve in the capacity of a Vice President & Chief Technology Officer, working an average of three (3) days per week, and as a member of the Board of Directors of the Company through October 6, 1994. During the above time period, Gill's primary responsibilities shall be to be available to the C.E.O. or his designee for assignments and to provide advice concerning, among other things, corporate and product architecture and technology, business development activities, activities concerning business with the Federal Government. Subject to Gill performing the responsibilities set forth in this Paragraph and such other reasonable responsibilities as they are assigned by the C.E.O. or his designees, Gill shall be compensated by the Company at 60% of his current base salary.

2. PART-TIME EMPLOYMENT. For a period of up to sixty (60) months after October 6, 1994, Gill shall provide services to N.E.T. as a part-time employee for up to an average of twenty (20) hours per month at reasonable times and places as requested by N.E.T. ("Employment Period"). Duties during the Employment Period shall be as specified or requested by the C.E.O. or his designee. During the Employment Period, Gill shall receive all then standard N.E.T. employee medical and dental coverage, group life and disability insurance coverage, subject to applicable standard terms and conditions (collectively these four elements are "Employee Benefits"). However, if Gill becomes eligible for one or more elements of employee benefits coverage under one or more plans provided by another employer, then N.E.T. may discontinue providing coverage for such elements. During the Employment Period, except as expressly provided in this Agreement, Gill shall not accrue vacation, holiday or sick leave nor shall he participate in or be eligible for any incentive or bonus program offered by the Company, nor shall he receive additional stock options or consideration of any type or amount either as an employee or as a member of the Board of Directors. During the Employment Period and subject to the provisions of this Agreement, Gill agrees to consistently engage in conduct that is supportive of

N.E.T. and is not injurious to or in conflict with a material interest of N.E.T. In addition to the benefits set forth above, N.E.T. shall continue to pay premiums of up to $3,107.04 per year on the existing

Northwest Mutual Life Insurance Policies (Nos. 12-165-521 and 12250625) while Gill is employed by N.E.T, but in no event beyond October 6, 1999. Gill shall be responsible for all other premium payments. Prior to December 31, 1999, Gill shall be entitled to purchase from the Company Life Insurance Policy No. 12250625 for a purchase price equal to the then current cash value of such policy, after which the Company shall assign all right, title and interest in such policy to Gill.

In consideration of Gill's agreements and commitments contained in this Agreement, N.E.T. shall pay to Gill on a bi-weekly basis $7,000 per month from October 7, 1994 through October 6, 1996 and $3,500 per month from October 7, 1996 through October 6, 1999 (all payments shall be less deductions for taxes and other deductions that have been historically taken from his pay ("deductions")). In addition, N.E.T. will reimburse Gill for any out-of-pocket expenses which he incurs in performing such activities including but not limited to travel expenses (except commuting between home and N.E.T.) consistent with Company policy as in effect from time to time. While employed by N.E.T., Gill shall be eligible to continue to participate in or contribute to his 401(k) account, subject to applicable law. N.E.T. will take all reasonable actions to assist Gill in continuing his benefit coverage as an individual as required by law and the Company's Plan Documents at that point in time upon termination of the Employment Period. In the event that Gill secures employment or enters into a consulting or similar relationship with one or more entities or persons (collectively "Other Employment") during the Employment Period, he shall immediately inform the Vice President of Human Resources of N.E.T. If in the reasonable opinion of N.E.T. such Other Employment significantly impairs Gill's ability to provide services under this Agreement, his entitlement to receive monetary consideration under this Paragraph 2 may be reduced by N.E.T. on a dollar for dollar basis commencing thirty (30) days after commencement of such Other Employment.

Notwithstanding any other provisions in the Agreement, N.E.T. retains the right to cease providing compensation and/or Employee Benefits or life insurance coverage under this Agreement in the event of a material breach of this agreement by Gill or a termination of the employer/employee relationship by N.E.T. for good cause. Termination shall be "for good cause" if, in the reasonable judgment of N.E.T.: (i) Gill engages in any act or omission which is in bad faith and to the detriment of N.E.T.; (ii) Gill refuses or fails to act in accordance with any direction or order of N.E.T.; (iii) Gill exhibits unfitness or unavailability for service (due to other than disability), misconduct, dishonesty, repeated or habitual neglect, persistent or serious deficiencies in performance, or gross incompetence; (iv) Gill is convicted of a crime; or (v) Gill materially breaches this Agreement or other obligations or duties imposed by law.

All Compensation, Employee Benefits and option vesting shall immediately cease if this Agreement or the employee/employer relationship is terminated in accordance with Company policies or by Gill for any reason. In addition, N.E.T. reserves the right to terminate the employer/employee relationship between it and Gill at any time after October 6, 1994 with or without cause and for any reason whatsoever. In the event any such termination is without cause and is not related to a breach of this Agreement, N.E.T. will either (a) retain Gill as a consultant and pay him a retainer equal to the monthly payments and Employee Benefits provided under this Agreement or (b) pay to Gill the present cash value of all sums that would be due under this Agreement as compensation to Gill as an employee, such payment at Gill's option to be either in the form of a lump sum or in equal payments once a year through October 6, 1999. In the event that N.E.T. exercises its termination rights under this paragraph, and such termination was other than for cause or breach of this Agreement, it shall continue to provide Employee Benefits substantially equivalent to those provided by N.E.T. to employees through the end of the Employment Period, except as otherwise expressly provided in this Agreement.

3. STOCK OPTIONS. Gill's Stock Options shall continue to vest through October 6, 1994 and, thereafter, through the end of any Employment Period or consulting period and shall be exercisable in accordance with the terms of the applicable Stock Option Plan documents and the Stock Option Agreements. In the event of a change in control of N.E.T., which, under the terms of the Company's stock option plans and Gill's stock option agreements or as a result of Board action, causes an acceleration of the vesting date of stock options held by continuing executives of the Company, the Company agrees that any such favorable vesting provisions or acceleration applicable to such other executives of the Company will also apply to the options held by Gill on the same terms and conditions as those applicable to the options held by the continuing executives of the Company.

4. NON-COMPETITION. During the Employment Period Gill shall not, without the prior written consent of N.E.T. which N.E.T. may, in its sole discretion withhold,, provide any services to any third party that assists such third party in designing, marketing or selling products which provide or are targeted to provide material competition with the N.E.T. Wide Area Networking products (i.e. existing or planned IDNX, ADNX, STM and SPX) or N.E.T. ATM products or other products that N.E.T. makes or markets during such period. The parties agree that this Paragraph constitutes a material provision of this Agreement.

5. OTHER AGREEMENTS. Notwithstanding any other provision herein, nothing in this Agreement shall affect the rights or obligations of the parties under their Stock Option Agreements; INDEMNIFICATION AGREEMENT, effective January 27, 1994 or the employee PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT signed on April 7, 1989. Gill represents and warrants that he has complied and will continue to comply with all terms of such agreements and applicable Company policies during the period in which Gill has served and will serve as an employee and during the period in which he has agreed to provide consulting services to N.E.T. and thereafter in accordance with its terms of such agreements. Nothing in this Agreement is intended to affect Gill's rights under N.E.T.'s D&O insurance policies for any actions he undertook or which in the future he undertakes as a director and/or officer of N.E.T. or any of its subsidiaries.

6. TAXES. Gill shall be treated as an employee for tax withholding, reporting and payment purposes while he is an employee. Except for such employment related taxes owed by N.E.T., Gill shall be solely and personally responsible for all taxes owed as a result of compensation or other consideration received pursuant to this Agreement.

7. RELEASE AND LEGAL MATTERS. Gill hereby releases N.E.T. and its shareholders, officers, directors, employees, agents, subsidiaries, attorneys, insurers, legal successors and assigns (collectively referred to as "N.E.T.") from any and all claims against N.E.T., known and unknown, suspected or unsuspected which he now has, owns or holds or at any timer heretofore ever had, owned or held or could, shall or may hereafter have, own or hold based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever, including without limitation, any and all claims which Gill now has or ever has had or ever in the future may have based on his employment with or his service as an officer or Director of the Company or the compensation for reducing his employment to part-time or for termination of his officer status, occurring or existing at any time to and including the date hereof, including without limitation, claims of emotional distress, defamation, breach of contract, breach of covenant of good faith and fair dealing, violation of provisions of the California Labor Code and the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, and any other laws or regulations relating to employment. Gill represents that he is aware of all of the facts that are material to his decision to make this waiver and release.

Gill acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Gill and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Release Agreement. Gill acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Gill was already entitled. Gill fully acknowledges that he has been advised that (a) he should consult with an attorney PRIOR to executing this Release Agreement; (b) he has had at least twenty-one (21) days within which to consider this Release Agreement; (c) he has at least seven (7) days following the execution of this Release Agreement by the parties to revoke the Release Agreement; and (d) this Release Agreement shall not be effective until the revocation period has expired.

Gill represents that he is not aware of any claim in which he has an interest or which is held or owned (in whole or in part) by him against the Company other than the claims that are released by this Release Agreement. Gill acknowledges that he is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Being aware of said Code Section, Gill agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect, concerning the claims released in this Agreement.

N.E.T. is not aware of any claim, that it presently has against Gill arising from or relating to his employment with N.E.T. ("CLAIM"). Furthermore, N.E.T. shall not assert any Claim against Gill arising out of or relating to actions taken by Gill within the scope of his employment. At N.E.T.'s request at any time (or multiple times) prior to December 31, 1999, Gill agrees to execute a release in a form substantially equivalent to that contained in Exhibit A to this Agreement. Gill understands and agrees that any right he has to receipt of consideration or Employee Benefits of any type provided under this Agreement and any obligation that N.E.T. may have to provide consideration or Employee Benefits to him is contingent upon his prompt execution of such Release when requested by N.E.T. This Paragraph 7 and its representations and releases are material provisions of this Agreement.

8. CORPORATE MATTERS. Effective October 6, 1994, Gill hereby resigns from his position as Vice President and Chief Technology Officer at N.E.T. and resigns from all Officer positions at N.E.T. and from all Board and Officer positions of N.E.T.'s subsidiaries except his position as director and Chairman of the Board of N.E.T. Federal, Inc. It is anticipated that Gill shall continue to serve as a member of the Board of Directors of Network Equipment Technologies, Inc. and as a member of the Board of Directors of N.E.T. Federal, Inc. after October 6, 1994 until Gill decides to resign or is requested by N.E.T. to resign such positions. Gill shall, at N.E.T.'s direction, promptly execute any documents that N.E.T. reasonably requires to accomplish such resignations, including, without limitation, completing and executing any transfers of stock in N.E.T. subsidiaries and any approvals or any governmental filings directly or indirectly related to such resignations or to accomplish the disengagement of Gill from the active management of the business of N.E.T. and its subsidiaries.

9. CONFIDENTIALITY. Except as required by law, this Agreement and its terms shall not be disclosed by Gill to any third parties (except for Gill's attorney) or to any employees of the Company other than those who have a need to know without the written consent of N.E.T. Provided, however, that (1) Gill shall be entitled to disclose both the facts and terms of this Agreement to his spouse and any other person to whom he is related by family, provided that Gill shall be responsible for any breach of confidentiality by family members, and (2) Gill shall be entitled to disclose to any person the fact that he resigned from N.E.T. under terms which were acceptable to both parties and that he has a continuing relationship with N.E.T. into the future.

10. NO SOLICITATION. Gill acknowledges that he has a continuing duty of loyalty to N.E.T. while employed by or working as a consultant to N.E.T. and he agrees that through the Employment Period (or, if sooner terminated by either party for any reason, for one year after such termination), he shall not encourage or solicit any employee of N.E.T. to leave N.E.T. for any reason or to devote less than all of any such employee's efforts to the affairs of N.E.T.
The foregoing agreement not to encourage or solicit is a material provision of this Agreement. For purposes of this Paragraph, Gill shall not be deemed to have encouraged or solicited any employee of N.E.T. if Gill does not actively participate in soliciting such employee or actively encourage such employee to leave N.E.T. or if such employee has, prior to substantive discussions with Gill, clearly and directly informed his/her management up to the Vice President or General Manager level that he/she has decided to explore employment opportunities outside N.E.T. or has decided to leave the employ of N.E.T.

11. COOPERATION AND NON-DISPARAGEMENT. N.E.T. and Gill shall fully cooperate in any internal N.E.T. or external investigations or litigation concerning or relating to N.E.T. and any of N.E.T.'s' or Gill's activities during the time that Gill was employed by or serving as a consultant to N.E.T. Provided, however, that if such cooperation is required (other than in response to a third party subpoena) after the term of the Employment Period under Paragraph 2 or results in his consulting with N.E.T. in excess of the hours set forth in Paragraph 2, then such cooperation shall be (1) required only to the extent and at times that it does not interfere with other employment or professional activities which occupy Gill's time at the time of such cooperation and (2) N.E.T. shall compensate Gill at a mutually agreed rate of $250 per hour for such excess hours. Gill and N.E.T. will promptly advise the other of any formal or informal request for information or cooperation that may concern or relate to the interests of the other in connection with any such investigation or litigation. The parties also agree not to disparage each other or their products or services in the future. N.E.T. shall answer all inquiries about Gill's employment and consulting at N.E.T. by providing only the dates of employment and consulting and the positions Gill held during his tenure as employee or consultant. Gill and N.E.T. agree that this Paragraph constitutes a material provision of this Agreement.

12. GENERAL. Gill represents and warrants that, as of five days after the termination of his employment with N.E.T., he will not have in his possession or under his custody or control any records, documents, data, specifications, drawings, reproductions, notes, reports, proposals, or copies of the foregoing or other documents or material, equipment or other property belonging to N.E.T. or any of its subsidiaries or employees (collectively "N.E.T. materials") other than Macintosh IIX with keyboard, Serial No. F91015YM, N.E.T. Asset #010739; RGB Color Monitor (13"), Serial No.5238669M0401, N.E.T. Asset #010738; Laserwriter II NT, Serial No. CA904AL%M6000, N.E.T. Asset #010740; Okidata FAX600, Serial No. 111948 (collectively "Equipment"). All of N.E.T.'s right, title and interest in and to the items set forth on such Equipment and any applications software loaded on such Equipment is hereby transferred and assigned to Gill effective October 6, 1994. During the shorter of the Employment Period or the term of this Agreement, Gill's phonemail box shall be maintained and available for use by Gill. Except for entitlement to accrued vacation at the end of his regular full-time employment (which will be paid on or about October 6, 1994) and reimbursement under Company policies of reasonable expenses incurred in the course of providing employment or consulting related services to the Company and except as expressly set forth in this Agreement, Gill hereby waives any right to any and all other compensation, including but not limited to salary, bonuses, stock options or commissions. During the shorter of the Employment Period or the term of this Agreement, Gill waives any right to Board Compensation or Director Automatic Grants. The provisions hereof shall be binding on and shall inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. The provisions hereof shall be severable and if any



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provisions other than those identified as material to this Agreement are held to be invalid they shall be deemed omitted and the other shall nevertheless be enforceable. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California as applied to contracts executed in California between two residents of California.

13. DISPUTE RESOLUTION In the event of any dispute arising from or relating to this Agreement, including but not limited to its formation, enforcement, performance or breach of this Release but not including a request for injunctive relief ("Dispute"), the parties agree that they shall pursue the dispute resolution procedure set forth in this Paragraph 13. Any party which alleges the existence of a Dispute shall give the other party written notice of same stating the nature and basis of the Dispute which notice shall be delivered by overnight service, personally or certified mail, return receipt requested. Within thirty (30) days of the receipt of such notice, the parties shall submit the Dispute to a non-binding mediation before a neutral mediator who shall be an attorney with experience in corporate law and intellectual property ("attorney") or such other person as to whom the parties agree. If the parties are unable to agree on a mediator, then they shall each choose one attorney and the two so chosen shall pick a mediator who shall alone act as the neutral. The parties shall present their cases without discovery of any kind and the mediator shall attempt to work with the parties to structure a resolution to the Dispute. The parties shall negotiate in good faith to reach a resolution of the Dispute and shall bear all mediation expenses equally. In the event that the parties are unable to resolve the Dispute following mediation, the parties agree that the Dispute shall be submitted to arbitration and that arbitration shall be the exclusive remedy for resolution of the Dispute. The parties also agree that this arbitration shall be held in Redwood City, California, and shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"); the arbitrator shall have the authority to award or grant both legal, equitable and declaratory relief. Such arbitration shall be final and binding on the parties and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Finally, the parties both agree that in the event that an arbitration is brought to enforce this agreement, the prevailing party shall be entitled to an award of all reasonable attorney's fees and legal costs, in addition to other relief.

14. ENTIRE AGREEMENT, ETC. This Agreement and any Exhibits hereto constitute the entire agreement between N.E.T. and Gill with respect to the subject matter hereof and supersedes all prior agreements, understandings and proposals, whether written or oral concerning such subject matter. This Agreement may be amended only in a writing signed by both parties. Nor oral statement of any person will, in any manner or degree, modify or otherwise affect the terms and provisions of this Agreement. In the event of a breach or alleged breach of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees and other costs and expenses incurred in connection with the enforcement of its rights under the provisions of this Agreement.

NETWORK EQUIPMENT TECHNOLOGIES, INC.    WALTER J. GILL


By:  /s/ Roger A. Barney                By: /s/ Walter J. Gill
    --------------------------             ---------------------------

Date:  Oct 5, 1994                      Date:  Oct 5, 1994
      ------------------------                ------------------------

                     EXHIBIT A TO GILL EMPLOYMENT AGREEMENT

                               RELEASE  AGREEMENT

I, WALTER J. GILL, on behalf of myself, my representatives, heirs, legal representatives, executors, administrators, successors, and assigns, (hereinafter collectively referred to as the "Executive"), and NETWORK EQUIPMENT TECHNOLOGIES, INC., its affiliated and subsidiary entities, and the officers, directors, agents, employees, attorneys, successors, and assigns of all of them (hereinafter collectively referred to as the "Company"), agree as follows:


1. RELEASE OF CLAIMS. Executive hereby releases N.E.T. and its shareholders, officers, directors, employees, agents, subsidiaries, attorneys, insurers, legal successors and assigns (collectively referred to as "N.E.T.") from any and all claims against N.E.T., known and unknown, suspected or unsuspected which he now has, owns or holds or at any timer heretofore ever had, owned or held or could, shall or may hereafter have, own or hold based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever, including without limitation, any and all claims which Executive now has or ever has had or ever in the future may have based on his employment with or his service as an officer or Director of the Company or the compensation for reducing his employment to part-time or termination of his officer or Director status, occurring or existing at any time to and including the date hereof, including without limitation, claims of emotional distress, defamation, breach of contract, breach of covenant of good faith and fair dealing, violation of provisions of the California Labor Code and the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, and any other laws or regulations relating to employment. Executive represents that he is aware of all of the facts that are material to his decision to make this waiver and release.

2. ACKNOWLEDGMENT OF WAIVER OF CLAIMS UNDER ADEA. The Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Release Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive fully acknowledges that he has been advised that (a) he should consult with an attorney PRIOR to executing this Release Agreement; (b) he has had at least twenty-one (21) days within which to consider this Release Agreement; (c) he has at least seven (7) days following the execution of this Release Agreement by the parties to revoke the Release Agreement; and (d) this Release Agreement shall not be effective until the revocation period has expired.

3. CIVIL CODE SECTION 1542. The Executive represents that he is not aware of any claim in which he has an interest or which is held or owned (in whole or in part) by him against the Company other than the claims that are released by this Release Agreement. Executive acknowledges that he is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Being aware of said Code Section, Executive agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect, concerning the claims released in this Agreement.

4. CONFIDENTIALITY. Executive and the Company agree to maintain in confidence, the terms of this Release Agreement. Executive will take every reasonable precaution to prevent disclosure of the terms of this Release Agreement and agree not to take action directly or indirectly to publicize such terms. The foregoing shall not prohibit either party from making accurate and complete disclosures or statements in response to legal process or as may be required by law, nor shall this provision require the making of any false or misleading statements.

5. GENERAL. The parties' Agreement, which consists of the Employment Agreement and documents and agreements referenced therein and this Release Agreement, represents the entire Agreement and understanding between the Company and Executive concerning Executive's employment with the Company or his service or termination of his service as an employee, officer or Director. In the event of a conflict between the Employment Agreement and any other Agreements, the Employment Agreement shall control. Except as expressly referenced in the Employment Agreement, all other agreements relating to the subject matter hereof, are hereby terminated and shall be null and void. The Executive and the Company agree to refrain from disparaging the other in the future. The Agreement may only be amended in writing signed by Executive and the Company. The Agreement shall be governed by the laws of the State of California. This Release Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as the original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     IN WITNESS WHEREOF, the parties have executed this Release Agreement in accordance with the terms of the Employment Agreement.

NETWORK EQUIPMENT                       WALTER J. GILL
TECHNOLOGIES, INC.


By: /s/ Roger A. Barney                 By /s/ Walter J. Gill
    --------------------------             ---------------------------

Date:  Oct 5, 1994                      Date: Oct 5, 1994
      ------------------------                -------------------------